Exhibit 99.2
HEALTHCARE REALTY
Gabrielle M. Andrés
Corporate Communications
P 615.269.8175
www.healthcarerealty.com
NEWS RELEASE
HEALTHCARE REALTY TRUST ANNOUNCES FIRST QUARTER DIVIDEND
NASHVILLE, Tennessee, May 11, 2009 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended March 31, 2009. This dividend, in the amount of $0.385 per share, is payable on June 5, 2009 to shareholders of record on May 22, 2009. The total dividend amount of $22.8 million is approximately 83 percent of cash flows from operations determined in accordance with GAAP. The Company’s cash flow statement is provided below.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $2.1 billion in 204 real estate properties and mortgages as of March 31, 2009, excluding assets classified as held for sale and including an investment in one unconsolidated joint venture. The Company’s 199 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 28 states, totaling approximately 12.1 million square feet. The Company provides property management services to approximately 8.5 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.
- MORE -

HEALTHCARE REALTY TRUST INCORPORATED
Condensed Consolidated Statements of Cash Flows (1)
(Dollars in thousands)
(Unaudited)

Three Months Ended
March 31, 2009
Cash flows from operating activities:
Net income	$20,880
Non-cash items:
Depreciation and amortization - real estate	16,872
Depreciation and amortization - other	808
Provision for bad debt, net of recoveries	437
Impairments	22
Straight-line rent receivable	(353)
Straight-line rent liability	113
Equity in losses from unconsolidated joint ventures	2
Stock-based compensation	1,288
Provision for deferred post-retirement benefits	1,492
Re-measurement gain of equity interest upon acquisition	(2,701)
Other non-cash items	254

Total non-cash items	18,234

Other items:
Accounts payable and accrued liabilities	1,090
Other liabilities	981
Other assets	1,199
Gain on sales of real estate properties	(12,609)
Payment of partial pension settlement	(2,300)
State income taxes paid, net of refunds	53

Total other items	(11,586)
Net cash provided by operating activities (2) (3)	27,528

Cash flows from investing activities:
Acquisition and development of real estate properties	(33,076)
Funding of mortgages and notes receivable	(3,451)
Distributions received from unconsolidated joint ventures	-
Proceeds from sales of real estate	63,907
Proceeds from mortgages and notes receivable repayments	38

Net cash provided by investing activities	27,418

Cash flows from financing activities:
Net repayment on unsecured credit facility	(4,000)
Repayments on notes and bonds payable	(20,548)
Dividends paid related to the fourth quarter 2008	(22,829)
Proceeds from issuance of common stock	183
Proceeds received from noncontrolling interests	529
Distributions to noncontrolling interests	(43)

Net cash used in financing activities	(46,708)

Increase in cash and cash equivalents	8,238
Cash and cash equivalents, beginning of period	4,138

Cash and cash equivalents, end of period	$12,376

(1)	The Condensed Consolidated Statements of Cash Flows do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

(2)	First quarter 2009 dividends to be paid of $22.8 million, divided by ‘Net cash provided by operating activities’ of $27.5 million, is equal to 83%.

(3)	Net cash provided by operating activities will fluctuate significantly quarter to quarter based on the Company’s operating results, as well as the timing of certain payments of the Company’s obligations.
2
-END-